Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger (this “Amendment”) is made and entered into as of October 2, 2025, by and among (i) Melar Acquisition Corp. I, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), “SPAC”), (ii) Everli Global Inc., a Nevada corporation (together with its successors, the “Company”), (iii) Melar Acquisition Sponsor I LLC, a Delaware limited liability company (the “SPAC Representative”), and (iv) Salvatore Palella (the “Escrowed Seller”, and together with the SPAC Representative, the “Escrow Parties”).

WHEREAS, SPAC, the Company, and the Escrow Parties are party to that certain Agreement and Plan of Merger, dated July 30, 2025 (the “Original Agreement” and as amended, including by this First Amendment, the “Merger Agreement”));

WHEREAS, Section 9.10 of the Original Agreement permits amendment of the Original Agreement by execution of a written instrument signed by each of SPAC, the Company, and the Escrow Parties; and

WHEREAS, SPAC, the Company, and the Escrow Parties desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto, intending to be legally bound, hereby agree as follows.

1.                 Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

2.                  Amendment to Original Agreement. The Original Agreement is hereby amended and modified in the following manner:

Section 7.1(k) of the Original Agreement is hereby amended by deleting the words “September 30, 2025” and replacing them with “October 21, 2025”.

3.                  Ratification. Except as expressly modified by this Amendment, the Original Agreement remains unchanged and in full force and effect in its entirety and is hereby ratified and confirmed in all respects. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents and instruments, such reference shall be deemed to be to the Original Agreement as amended by this Amendment. The Original Agreement, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. Sections 9.1 through 9.11, and 9.13 through 9.15 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

SPAC:

MELAR ACQUISITION CORP. I

By:	/s/ Gautam Ivatury
Name: Gautam Ivatury
Title: Chief Executive Officer

The Company:

EVERLI GLOBAL INC.

By:	/s/ Salvatore Palella
Name: Salvatore Palella
Title: Chief Executive Officer

The SPAC Representative:

MELAR ACQUISITION SPONSOR I LLC,
solely in the capacity as the SPAC Representative hereunder

By:	/s/ Gautam Ivatury
Name: Gautam Ivatury
Title: Authorized Person

The Escrowed Seller:

/s/ Salvatore Palella
Salvatore Palella

[Signature Page to First Amendment to Agreement and Plan of Merger]